CODE OF ETHICS
For the following affiliated investment advisers:
Ramius LLC
Ramius Advisors, LLC
Ramius Alternative Solutions LLC
Ramius Trading Strategies LLC
Ramius Trading Strategies GP LLC
Cowen Advisors LLC
Caerus Investors LLC
Margate Capital Management LP

June 3, 2016

I.Introduction

Ramius LLC, Ramius Advisors, LLC, Ramius Alternative Solutions LLC, Ramius Trading Strategies LLC, Cowen Advisors LLC, Caerus Investors, LLC and Margate Capital Management LP (collectively “Ramius” or the “Adviser”) and its Supervised Persons The term “Supervised Person” includes any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control. The Adviser may also designate any partner, officer, director (or other persons occupying a similar status or performing similar functions) or employee of another affiliated investment adviser, commodity pool operator, “independent contractor” of the Adviser, or other third party as deemed appropriate as a Supervised Person. all owe a fiduciary duty to their Clients The definition of “Client” varies per affiliate. Generally, “Clients” shall include: single strategy and multi-strategy commingled private investment funds and fund of hedge funds, commodity pools, registered investment companies, and separately managed accounts for various institutional clients (including the proprietary accounts of parent company, Cowen Group, Inc., family offices and high net worth individuals. . As a fiduciary, you must avoid activities, interests and relationships that may interfere or appear to interfere with making decisions in the best interests of the Adviser’s Clients. Accordingly, the Adviser has adopted this Code of Ethics (the “Code”) which:

•	Seeks to place the interests of its Clients over the interests of any Supervised Person;

•	Imposes standards of business conduct for all Supervised Persons;

•	Requires Supervised Persons to comply with the Federal Securities Laws;

•	Regulates Supervised Person personal securities transactions; and

•	Requires reporting and review of all trading in Supervised Person Accounts.

This Code uses various defined terms. Some of those terms are defined within the Code while others, unless otherwise indicated in a footnote, are found in the Appendix attached hereto.
II. Supervised Persons to Whom This Code Applies

This Code applies to all Supervised Persons, including certain members of senior management of Cowen. Every Supervised Person must read, acknowledge receipt of and retain this Code. Rule 204A-1 of the Advisers Act requires that an adviser’s “Access Persons” meet the required standard of business ethics and to report personal securities transactions, including an initial holdings report no later than 10 days after becoming an Access Person. While not all Supervised Persons are Access Persons (which generally includes all directors, officers and partners of an adviser, client portfolio managers, and employees that, as part of their regular employment duties, have access to non-public information regarding client portfolio holdings and trading activity), the Adviser asks all of its Supervised Persons to adhere to the obligations set forth in the Code so that it does not have to continuously monitor the status of each Supervised Person as an Access Person on an ongoing basis.
III. Business Conduct Standards

All Supervised Persons are required to comply with the fiduciary duties placed on investment advisers including but not limited to the following standards of conduct:

A.Do Not Engage in Fraudulent Activity

Information obtained in the course of business activities for the Adviser, which is not otherwise generally available to the public, is proprietary and strictly confidential. In particular, no Supervised Person shall (i) misuse material, non-public information whether obtained in the course of business activities for the Adviser or otherwise (see Section 5.1 of the Ramius Platform Compliance Manual); (ii) employ any device, scheme or artifice to defraud Clients; (iii) make any untrue statement of a material fact to Clients or potential clients of the Adviser; (iv) engage in any act, practice, or course of business which operates to defraud or deceive Clients or potential clients of the Adviser; (v) engage in any manipulative practice with respect to Clients or potential clients of the Adviser; or (vi) misappropriate any assets or investment opportunities of a Managed Account investor or Fund Investor.
B.Place the Interests of Client Accounts First

The Adviser has a fiduciary duty to place at all times the interests of Clients first. As fiduciaries, Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of Clients. Supervised Persons may not cause a Client to take action, or not to take action, for their own personal benefit rather than the benefit of the Client.
C.Execute Personal Securities Transactions in Compliance with this Code

A Supervised Person’s personal trading activities must be conducted in such a manner to avoid any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility. Accordingly, Supervised Persons must comply with the policies and procedures covering personal securities transactions set forth in this Code. When in doubt, do not trade.
D.Unlawful Actions relating to Registered Investment Companies

It is unlawful for any Supervised Person, in connection with the purchase or sale, directly or indirectly, by the person of an Unregistered Investment Company Interest Held or to be Acquired by a Registered Investment Company:

•	To employ any device, scheme or artifice to defraud the Registered Investment Company;

•
To make any untrue statement of a material fact to the Registered Investment Company or omit to state a material fact necessary in order to make the statements made to the Registered Investment Company, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Investment Company; or

•	To engage in any manipulative practice with respect to the Registered Investment Company.

IV. Legal Compliance

Supervised Persons must obey all laws and regulations applicable to the Adviser’s business, including but not limited to, the Federal Securities Laws.

V.Personal Trading Activity

The requirements and restrictions set forth below relating to personal trading activities apply to all Supervised Persons and in most circumstances will cover the personal trading activities of one’s spouse and other family/household members (living under the same roof - please see Sub-Part D of the Code below for additional details).
Supervised Persons will be presumptively restricted from trading in securities on the Restricted List.
A.Requirement to Maintain Brokerage Accounts at an Approved Third Party Broker Dealer

All Supervised Persons are required to hold their Supervised Person Accounts at an approved third-party broker dealer The Adviser’s current list of approved third-party brokers is as follows: Fidelity Investments, Charles Schwab, Merrill Lynch, and Morgan Stanley Smith Barney. . Exceptions to this requirement are very limited and are granted solely in management’s discretion.

The Adviser uses McDonald Information Service, Inc. to perform an Employee Surveillance Program (“ESP”) for all Supervised Persons. This program independently tracks each Supervised Person on an ongoing basis and flags each time a personal trading account for a Supervised Person is opened at another brokerage firm. In the event ESP identifies a Supervised Person personal trading account opened at an unauthorized third-party broker dealer, the Operations Department and the LCD will be notified and will work with the Supervised Person to determine if the account can remain or must be moved to an authorized counterparty.
B.Prohibition Against Fraudulent Trading Activity

As a general matter, it is a violation of federal law and the policies of the Adviser for any of its Supervised Persons to engage in any act, practice or course of business in connection with the purchase or sale of any Securities for a Supervised Person Account which violates any of the Federal Securities Laws designed to prevent fraudulent, deceptive, or manipulative acts. Two common examples of such prohibited activities are described below. However, any fraudulent practice in connection with the purchase or sale of securities for Supervised Person Accounts is prohibited by the Federal Securities Laws and the Adviser.
C.Common Examples of Fraudulent Personal Trading

(1)General Prohibition Against Front-Running

The practice of trading on the basis of the anticipated market effect of trades for a Client(s), which is known as “front-running,” or “scalping,” is a violation of the Federal Securities Laws.
Examples of front-running or scalping include:

•	A Supervised Person Account uses knowledge of a future purchase of a security by a Client and acquires direct or indirect ownership in the security before the Client buys the security.

•	A Supervised Person Account uses knowledge of a future sale of a security by a Client and sells (short or long) the security before the Client sells the security.

(2)General Prohibition Against Trading Client Accounts to Benefit Supervised Persons

The practice of trading on behalf of a Client for the purpose of benefiting a Supervised Person’s Account is prohibited by the Federal Securities Laws.
D.Preclearance of All Personal Securities Transactions

Supervised Persons may not purchase or sell directly or indirectly through their Supervised Person Account, any Security in which the account has, or by reason of such transactions acquires, a “beneficial interest” unless the Supervised Person obtains preclearance from their supervisor and the Control Room prior to executing the trade. Supervised Person Accounts include securities or commodities accounts maintained at any financial institution where a Supervised Person has a “beneficial interest” in Securities in the account.
Supervised Persons are considered to have a “beneficial interest” in Securities if they have or share a direct or indirect “pecuniary interest” in the Securities. While the definition of “pecuniary interest” is complex, a Supervised Person generally has a “pecuniary interest” in Securities if such Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Supervised Persons are presumed to have a “pecuniary interest” in the Supervised Person Accounts of their immediate family members sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (adoptive relationships are included). Section XI below gives examples of an “indirect pecuniary interest” in Securities.
Preclearance is required for personal trading of Covered Securities, including private investments and in mutual funds advised or sub-advised by the Adviser Trading the Securities of mutual funds advised or sub-advised by the Adviser requires pre-clearance; however, this requirement only applies to members of a PM Group advising or sub-advising the mutual fund and certain other Supervised Persons identified by the LCD who have similar access to and knowledge of the mutual fund’s portfolio. Please inquire with the LCD if you are uncertain whether these pre-clearance restrictions apply., must be obtained using the Schwab Compliance Technologies system (f/k/a Compliance11). Please note that Covered Securities (for which pre-clearance is required) includes commodities and commodities options and futures. Pre-clearance approvals are only valid for the day on which they are submitted. Please note that due to the limited, same-day duration of pre-clearance approvals, Automatic Investment Plans are generally not permitted.
As noted above, preclearance for personal trading activities in Covered Securities, including private investments must be obtained using the Schwab Compliance Technologies system. Supervised Persons can request preclearance of personal trading in publicly traded Covered Securities using the “My Preclearance” Form found in the “Personal Trading” Tab in the Schwab Compliance Technologies system. Preclearance of private investments can be requested using the “Private Investment Disclosure” Form found on the “Home” page of the Schwab Compliance Technologies system. Supervised Persons should note that the pre-clearances requirements for private investments varies slightly from that which is required for publicly traded Covered Securities. Please read each requirement carefully.
There is a 30-day mandatory holding period for all Covered Securities acquired by a Supervised Person Account, subject to the limited exceptions set forth by LCD. Securities that do not meet the definition of a Covered Security are not subject to pre-clearance or the 30-day mandatory holding period.

Certain Supervised Persons may be subject to additional pre-clearance or reporting obligations relating to their personal trading activities. The CCO will notify any Supervised Persons directly who are subject to additional pre-clearance requirements.
The following Securities do not require preclearance (and thus are not considered Covered Securities): direct obligations of the Government of the U.S., bankers’ acceptances, bank certificates of deposit, commercial paper, ETFs, and high quality short-term debt instruments, including repurchase agreements or shares issued by open-ended registered investment companies (e.g. mutual funds) not advised or sub-advised by the Adviser, index commodities, and currency futures and options.
E.Pre-clearance of Personal Securities Transactions in Ramius Advised or Sub-Advised Mutual Funds
Supervised Persons that are contacted by the LCD and notified of the applicability of this policy are required to obtain pre-clearance prior to trading in the Ramius advised or sub-advised mutual fund for which they have been notified (for each Supervised Person, a “Relevant Mutual Fund”). In addition, as part of the pre-clearance process each Supervised Person must attest that he/she is not in possession of material non-public information with respect to the Relevant Mutual Fund in which the trade is being placed.

Supervised Persons to which this policy applies but do not currently hold positions in a Relevant Mutual Fund and do not anticipate trading in the Relevant Mutual Fund are not required to update any brokerage account disclosures in the Schwab Compliance Technologies system. However, a Supervised Person to which this policy applies and either currently holds positions in a Relevant Mutual Fund or anticipates trading in a Relevant Mutual Fund must disclose all relevant brokerage account information in the Schwab Compliance Technologies system. All other policies affecting Personal Securities Transactions apply to transactions in Relevant Mutual Funds.

F.Preclearance of Personal Securities Transactions in Private Placements and Initial Public Offerings

Pre-clearance of personal securities transactions in private placements is required. Private placements are considered Covered Securities and are defined as any securities transaction or investment not made on a public exchange (e.g., a hedge fund, private equity fund, or other private investments).
As noted above, approval for an investment in a private placement is done via the Schwab Compliance Technologies system using the “Private Investment Disclosure” Form found on your “Home” page of the Schwab Compliance Technologies system.
Please note the following regarding the pre-clearance procedures for private investments:

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Initial investment in a private placement requires pre-clearance. Subsequent subscriptions to the same private investment do not each require separate pre-clearance. Please notify the LCD of any additional subscriptions to an approved private investment when updating your next Quarterly Compliance Certification and/or Annual Compliance Certification in the Schwab Compliance Technologies system.

•
Withdrawals. Withdrawals (partial or full) from an existing private investment do not require pre-clearance. Please notify the LCD of your withdrawal when updating your next Quarterly Compliance Certification and/or Annual Compliance Certification in the Schwab Compliance Technologies system. A full withdrawal from a private placement is indicated by withdrawing the corresponding “Private Investment Disclosure” Form in the Schwab Compliance Technologies system.

•
Advisor Sponsored Investments. No pre-clearance is required for investments in Adviser (or Adviser affiliate) sponsored private placements. However, Supervised Persons are required to disclose these investments when completing their Quarterly Compliance Certification and Annual Compliance Certification in the Schwab Compliance Technologies system.

Finally, FINRA rules generally prohibit Supervised Persons from purchasing initial public offerings of equity securities, which are called “New Issues” under SRO rules. Consequently, no Supervised Persons may purchase an initial public offering of an equity security unless the transaction is approved by the LCD. Generally, the LCD will not approve such transactions.
VI. Reporting of Personal Securities Transactions Effected by Supervised Person Accounts

All Supervised Persons and their Family/Household members are under a duty to complete and provide the reports described below for Supervised Person Accounts in which they have a Beneficial Interest (as defined in the attached Appendix). The LCD shall establish and maintain procedures by which appropriate management or compliance personnel will review the Supervised Person Account statements and the reports required to be made pursuant to this reporting section.
A.Initial Holdings Reports

All Supervised Persons must report no later than ten (10) days after becoming a Supervised Person the below information which must be current as of a date no more than forty-five (45) days prior to becoming a Supervised Persons via the Ramius New Hire Compliance Certification:
(1)the title and type of security, the exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the Supervised Person has any direct or indirect Beneficial Interest;

(2)the name of the entity with which the Supervised Person maintains an account in which any Securities are held for the direct or indirect benefit of the Supervised Person Please note the information required here applies to a broader array of securities than those covered by subpart (1). In providing the information required by (1), you only need to consider Covered Securities in which you had any direct or indirect Beneficial Interest. However, in providing the information required by (2), you need to consider accounts holding all Securities in which you have a direct or indirect Beneficial Interest. For instance, you need to identify entities that hold securities such as mutual fund shares that you invest in through your 401(k) plan or IRAs.; and

(3)the date that the report is submitted by the Supervised Person.

Initial personal holdings reports are collected electronically via the Schwab Compliance Technologies system unless, subject to the LCD’s approval, you turn in brokerage statements containing all the information required in the Ramius New Hire Compliance Certification.

B.Quarterly Transaction Reports

Every Supervised Person must report to the LCD no later than thirty (30) days after the end of the calendar quarter via the Schwab Compliance Technologies system on the Quarterly Compliance Certification for the first, second and third quarters, and on the Annual Compliance Certification for the fourth calendar quarter, the following information:
(1)With respect to any transaction during the quarter in a Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the Supervised Person had any direct or indirect Beneficial Interest unless such transaction was effected pursuant to an Automatic Investment Plan:

(a)the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(b)the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)the price of the Covered Security at which the transaction was effected;

(d)the name of the entity with or through which the transaction was effected; and

(e)the date that the report is submitted by the Supervised Person.

This includes reporting Covered Securities acquired through a gift or inheritance.

(2)If brokerage statements submitted to the LCD cover all transactions in Covered Securities in which the Supervised Person had any direct or indirect Beneficial Interest in the quarter and is provided to the LCD within the time period required for a Quarterly Transaction Report (i.e., within thirty (30) days after the end of the applicable calendar quarter), then such Supervised Person need only represent on the securities transaction portion of the Quarterly Transaction Report:

(a)that he/she has directed all broker-dealers who hold any Covered Securities in which such Supervised Person has a Beneficial Interest to send duplicate confirmations and account statements to the LCD; and

(b)the form of such confirmations, account statements or records provided to the LCD contains all the information required in a Quarterly Transaction Report.

(3)With respect to any account established by a Supervised Person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Supervised Person, the Supervised Person must report:

(a)the name of the broker, dealer or bank with whom the Supervised Person established the account;

(b)the date the account was established; and

(c)the date that the report is submitted by the Supervised Person.

Quarterly Transaction Reports are collected electronically via the Schwab Compliance Technologies system.

C.Annual Holdings Reports

At least once each year, on a date set by the LCD each Supervised Person must report to the LCD the following information which must be current as of a date no more than forty-five (45) days prior to the date the report is submitted:
(a)the title and type of security, the exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the Supervised Person has any direct or indirect Beneficial Interest;

(b)the name of any broker, dealer or bank with whom the Supervised Person maintains an account in which any Securities are held for the direct or indirect benefit of the Supervised Person; and

(c)the date that the report is submitted by the Supervised Person.

Annual personal holdings are collected electronically via the Schwab Compliance Technologies system. Alternatively, if pre-approval from the LCD is obtained, you may turn in brokerage statements containing all the information required in the Annual Holding Reports.

VII.Initial and Annual Certificate of Compliance

Supervised Persons are required to certify upon commencement of his or her employment (or the effective date of this Code), that they have received and read this Code and recognize that they are subject to this Code in the Ramius New Hire Compliance Certification via the Schwab Compliance Technologies system. Quarterly and annually thereafter, Supervised Persons will certify that they have complied with the requirements of this Code during the prior year, and that they have disclosed, reported, or caused to be reported all transactions required by this Code in the Quarterly Compliance Certification (for the first, second and third quarters) and Annual Compliance Certification. All such certifications will be completed via the Schwab Compliance Technologies system.

The LCD will keep a record of all violations of this Code, if any, including the failure by a Supervised Person to submit a transaction or holding report required by this Code on time. The SEC has access to that record during an inspection.

VIII.Reimbursement by Supervised Persons for Competing with Client Trades

At least monthly the LCD will review all trades that occurred in Supervised Person Accounts against trades that occurred in Client accounts to determine whether any trades for Supervised Person Accounts competed against trades made for a Client including separate institutional accounts and the other separate individual accounts managed by the Adviser. A trade in a Supervised Person Account will be deemed to have competed against trades for a Client if the Client and Supervised Person Account traded the same security in the same direction (i.e., both the Supervised Person Account and the Client bought the same security or sold the same security) on the same day.

For any trades in Supervised Person Accounts that competed with trades of a Client, the LCD must determine whether the average price paid by the Supervised Person Accounts was a better price than the average price received or paid by the Client for that security on that day. If a Supervised Person Account received or paid better prices for a security and such difference is in excess of $100 or more, the Supervised Person will be asked to reimburse the Client for the difference between the prices the Supervised Person Account received or paid and the average price received or paid by the Client.

Certain members of Cowen senior management who trade the same way (e.g. buy, sell) in the same security as Cowen’s proprietary managed account on a particular day may be asked to disgorge to the proprietary managed account to the extent such member of senior management obtains a better average price than the proprietary managed account (regardless of the relative size of the trades) and such difference is in excess of $250 or more. The LCD may in its discretion determine that disgorgement is not warranted under certain circumstances and waive the obligation under this policy.
IX.     Reporting of Violations

If a Supervised Person becomes aware of any violation(s) or potential violation(s) of any of the provisions of this Code, he or she must report such violation(s) or potential violation(s) promptly to the LCD. Failure to report any violation(s) of this Code, which a Supervised Person is aware of, in a prompt manner will be considered itself a violation of the Code and subject to remedial action.

X. Disciplinary Action for Violations of the Code of Ethics

Supervised Persons that fail to follow the policies and procedures set forth in the Code of Ethics are subject to disciplinary action by the Adviser. Please see Section 2.0 of this Manual for the Adviser’s policy on disciplinary action for failure to follow the compliance policies and procedures including the Code of Ethics and for more detail on how such infractions are addressed.

XI. Defined Terms Used in the Code of Ethics

The definitions below apply to the capitalized terms not otherwise defined in the Code.

A.    “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

B.    “Beneficial Interest” Supervised Persons are considered to have beneficial interest in Securities if they have or share a direct or indirect pecuniary interest in the Securities. Supervised Persons have a pecuniary interest in Securities if they have the ability to directly or indirectly profit from a securities transaction (e.g., Securities held by members of a Supervised Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.) For examples of circumstances that qualify as an “indirect pecuniary interest in Securities,” please see item L below.

C.    “Covered Security” means a Security as defined in item I below (in effect, all Securities) except that it shall not include direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; money market fund shares and shares issued by open-end investment companies registered under the 1940 Act other than Reportable Funds.

D.    “Federal Securities Laws” means the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

E.    “Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

F.    “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

G.    “Registered Investment Company” means an investment company registered under the 1940 Act advised or sub-advised by the Adviser.

H.    “Reportable Fund” means (i) any investment company registered under the 1940 Act (“mutual fund”) for which The Adviser serves as an investment adviser or (ii) any mutual fund whose investment adviser or principal underwriter controls, is controlled by or is under common control with the Adviser.

I.    “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing. For purposes of the Code, Security also means commodities and options and futures in commodities.

J.    “Unregistered Investment Company” means an investment company exempt from registration under the 1940 Act.

K.    “Unregistered Investment Company Interest Held or to be Acquired by a Registered Investment Company” means any Unregistered Investment Company Interest held which, within the most recent 15 days:
(1)    is or has been held by a Registered Investment Company; or
(2)    is being or has been considered by Ramius for purchase by a Registered Investment Company.

L.    Examples of “Indirect Pecuniary Interest”. The following are examples of an indirect pecuniary interest in securities:
(1) Securities held by members of a Supervised Person’s immediate family sharing the same household or in the case of the Supervised Person’s minor children or spouse even if they do not share the same household. However, these presumptions may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide such Supervised Person with any economic benefit. “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother‑in‑law, father‑in‑law, son‑in‑law, daughter‑in‑law, brother‑in‑law, or sister‑in‑law, and includes any adoptive relationship.
(2) A Supervised Person’s proportionate interest as a general partner in portfolio securities held by a general or limited partnership.
(3) A Supervised Person’s interest as a manager member in the securities held by a limited liability company.
(4) If a Supervised Person is a trustee of a trust and has a pecuniary interest in any holding or transaction in an issuer’s securities held by the trust as well as if a Supervised Person is trustee and members of such Supervised Person’s immediate family receive certain performance fees or a member of such Supervised Person’s immediate family is a beneficiary to the trust.
(5) If a Supervised Person is a beneficiary to a trust and such Supervised Person (a) shares investment control with the trustee with respect to a trust transaction, both the Supervised Person and the trust will be deemed to have an indirect pecuniary interest in the transaction; (b) has investment control with respect to a trust transaction without consultation with the trustee, then the Supervised Person will be deemed to have an indirect pecuniary interest in such transaction; and (c) shall be deemed to have an indirect pecuniary interest in the issuer’s securities held by a trust to the extent of such Supervised Person’s pro rata interest in the trust where the trustee does not exercise exclusive control over the trust. For instance, a Supervised Person who holds securities as a beneficiary of a trust over which he has investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered beneficial owner of securities in the plan.
(6) If you are a settlor of a trust and reserve the right to revoke the trust without the consent of another person, you will be deemed to have a pecuniary interest in the trust holdings and transactions; provided, however, if the settlor does not exercise or share investment control over the issuer’s securities held by the trust, the pecuniary interests in the trust holdings and transactions shall be attributed to the trust instead of you as settlor.

Supervised Persons do not have an indirect pecuniary interest in the portfolio securities held by a corporation or similar entity in which he/she owns securities if such Supervised Person is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.